Exhibit 99.4

2004 Earnings Guidance

Exelon’s adjusted (non-GAAP) operating earnings for 2004 are expected to be in the range of $5.35 to $5.65 per share. Our outlook for adjusted (non-GAAP) operating earnings excludes income resulting from an investment in synthetic fuel producing facilities, possible severance charges related to The Exelon Way and an anticipated gain on the implementation of FIN 46. Giving consideration to these factors, we estimate 2004 GAAP earnings will fall in a range of $5.55 to $5.85 per share. This estimate does not include any impact of future changes to GAAP.